Exhibit 99.1

Guardant Health Announces Preliminary Fourth Quarter and Full Year 2023 Results

Full year revenue growth of 25% driven by clinical volume growth of 39%

PALO ALTO, Calif. January 8, 2024 - Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company, today announced preliminary, unaudited results for the quarter and full year ended December 31, 2023.

Full year 2023 preliminary unaudited financial results

For the twelve-month period ended December 31, 2023, as compared to the same period of 2022:

•	Revenue of between $562 million and $563 million, an increase of 25%

•	Reported 172,900 tests to clinical customers and 29,900 tests to biopharma customers, an increase of 39% and 15%, respectively

Fourth quarter 2023 preliminary unaudited financial results

For the three-month period ended December 31, 2023, as compared to the same period of 2022:

•	Revenue of between $153 million and $154 million, an increase of 21%

•	Reported 46,400 tests to clinical customers and 9,500 tests to biopharma customers, an increase of 29% and 16%, respectively

Preliminary unaudited free cash flow was approximately negative $84 million for the fourth quarter of 2023, and approximately negative $347 million for the full year 2023. Cash, cash equivalents and marketable debt securities were $1.2 billion as of December 31, 2023.

“We finished the year strong with revenue growth of 25% in 2023, driven by robust clinical volume growth. We benefitted from tailwinds throughout the year driving us to breakeven in our therapy selection business, which we believe sets us up for another successful year of robust growth in 2024,” said Helmy Eltoukhy, co-founder and co-CEO.

“We made steady progress in our screening business this year with our Shield blood test. We are encouraged by the overwhelming physician and patient enthusiasm for the option to do a simple blood draw to screen for colorectal cancer,” said AmirAli Talasaz, co-founder and co-CEO. “We look forward to the launch of Shield IVD this year, following FDA approval, which will be transformative to the cancer screening landscape.”

Guardant Health has not completed preparation of its financial statements for the fourth quarter or full year of 2023. The revenue ranges, test volumes and free cash flow presented in this release for the fourth quarter and the year ended December 31, 2023, are preliminary and unaudited and are thus inherently uncertain and subject to change as we complete our financial results. The company is in the process of completing its customary year-end close and review procedures as of and for the year ended December 31, 2023, and there can be no assurance that final results for this period will not differ from these estimates. During the preparation of Guardant Health’s consolidated financial statements and related notes as of and for the year ended December 31, 2023, the company’s independent registered public accountants may identify items that could cause final reported results to be materially different from the preliminary financial estimates presented herein.

Upcoming events

Guardant Health plans to report its fourth quarter and full year audited financial results for the period ended December 31, 2023, during its February 2024 earnings call.

About Guardant Health

Guardant Health is a leading precision oncology company focused on guarding wellness and giving every person more time free from cancer. Founded in 2012, Guardant is transforming patient care by providing critical insights into what drives disease through its advanced blood and tissue tests, real-world data and AI analytics. Guardant tests help improve outcomes across all stages of care, including screening to find cancer early, monitoring for recurrence in early-stage cancer, and helping doctors select the best treatment for patients with advanced cancer. For more information, visit guardanthealth.com and follow the company on LinkedIn, X (Twitter) and Facebook.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including statements relating to Guardant Health’s future results, reaching more patients with a growing product portfolio, or regarding the potential benefits and advantages of Guardant Health’s platforms, assays and tests, which involve risks and uncertainties that could cause Guardant Health’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the year ended December 31, 2022, and any current and periodic reports filed with or furnished to the Securities and Exchange Commission thereafter. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.

Investor Contact:

investors@guardanthealth.com

Media Contact:

Melissa Marasco

press@guardanthealth.com

+1 650-647-3711

Source: Guardant Health, Inc.

Reconciliation of Free Cash Flow to Net Cash Used in Operating Activities

(unaudited)

(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net cash used in operating activities	$(82)	$(90)	$(328)	$(309)
Purchase of property and equipment	(2)	(11)	(19)	(78)

Free cash flow	$(84)	$(101)	$(347)	$(387)